SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12B-25

                                                Commission File Number: 33-63616

                           NOTIFICATION OF LATE FILING

  (Check One): [X] Form 10-K [ ] Form 11-K [ ] Form 10-Q [ ] Form N-SAR For Period Ended: DECEMBER 31, 1997
                   -------------------------------------------------------------
[ ] Transition Report on Form 10-K           [ ] Transition Report on Form 10-Q
[ ] Transition Report on Form 20-F           [ ] Transition Report on Form N-SAR
[ ] Transition Report on Form 11-K
For the Transition Period Ended:________________________________________________

      READ ATTACHED INSTRUCTION SHEET BEFORE PREPARING FORM. PLEASE PRINT OR
TYPE.

      Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

      If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:_________________________

--------------------------------------------------------------------------------

                         PART I. REGISTRANT INFORMATION

Full name of registrant  THE NATIONAL COLLEGIATE TRUST 1997-S1
                         -------------------------------------------------------
Former name if applicable

--------------------------------------------------------------------------------
Address of principal executive office (STREET AND NUMBER)
c/o DELAWARE TRUST CAPITAL MANAGEMENT, INC., 900 MARKET STREET
--------------------------------------------------------------------------------
City, State and Zip Code  WILMINGTON, DELAWARE  19801
                          ------------------------------------------------------

                        PART II. RULE 12B-25 (B) AND (C)

      If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check appropriate box.)

[X] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X] (b) The subject annual report, semi-annual report, transition report on Form 10-K, 20-F, 11-K or Form N- SAR, or portion thereof will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[ ] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

                               PART III. NARRATIVE

      State below in reasonable detail the reasons why Form 10-K, 11-K, 20-F, 10-Q, N-SAR or transition report portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed.)

      The National Collegiate Trust 1997-S1 (the "Issuer") issued its Series 1997-S1 Bonds on April 7, 1997. The Issuer engaged a new accounting firm to produce their calendar year-end annual report. The annual report is to be filed on Form 10-K (the "10-K") by March 31, 1998. Since the annual report is the first such 10-K to be filed utilizing the new accountants, unanticipated delays were encountered.

                           PART IV. OTHER INFORMATION

      (1) Name and telephone number of person to contact in regard to this notification
  LAURIS G. L. RALL                          (212) 912-7439
--------------------------------------------------------------------------------
      (Name)                                 Area code)(Telephone number)

      (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).
                                                    [X]      Yes      [ ]     No
      (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                    [ ]      Yes      [X]     No

      If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                      THE NATIONAL COLLEGIATE TRUST 1997-S1
--------------------------------------------------------------------------------
                  (Name of registrant as specified in charter)

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

                                      By:  Delaware Trust Capital Management,
                                           Inc., not in its individual capacity
                                           but as Owner Trustee



Date  MARCH 19, 1998                  By:_______________________________________
                                      Name:  Richard N. Smith
                                      Title: Vice President